UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2005

GENITOPE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50425	77-0436313
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Penobscot Drive
Redwood City, California 94063
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 482-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Recent Developments

     Genitope Corporation previously announced that its independent Data Safety Monitoring Board, or DSMB, met on November 15, 2004 to review preliminary data from the company’s pivotal Phase 3 (2000-03) clinical trial to evaluate the safety and efficacy of the company’s lead product candidate, MyVax® personalized immunotherapy, in patients with previously untreated follicular non-Hodgkin’s lymphoma. After reviewing safety data for the entire Phase 3 clinical trial and blinded, preliminary immune response data for more than 100 of the initial patients immunized in the Phase 3 clinical trial, the DSMB noted no concerns and recommended that the trial continue as planned.

     Testing of patient serum samples from our blinded Phase 3 clinical trial (2000-03) was conducted to determine the presence of an immune response directed against the tumor idiotype portion of MyVax® personalized immunotherapy. This testing looked for the presence of anti-idiotype antibodies. We have tested Phase 3 clinical trial samples from 122 treated patients.

     Our testing looked for an increase in the level of anti-idiotype antibodies present in a patient’s sera at any time over the course of immunization. Anti-idiotype antibody responses were observed. In order to assess how the rate of response compared to that observed in our Phase 2 (9901) clinical trial, serum samples from the 21 patients treated in the Phase 2 clinical trial and serum samples from 122 patients treated in the Phase 3 clinical trial were retested using the same reagents. Patients treated in the Phase 2 clinical trial received five doses of MyVax® personalized immunotherapy over a 24 week period, while patients treated in the Phase 3 clinical trial received seven doses of either MyVax® personalized immunotherapy or the control non-specific immunotherapy over a 24 week period. Assuming that all anti-idiotype antibody responses seen in the Phase 3 clinical trial samples were from patients assigned to the experimental arm (patients who received MyVax® personalized immunotherapy), the anti-idiotype antibody response rate seen to date in the Phase 3 clinical trial is meaningfully higher than that observed in the Phase 2 clinical trial.

     To date, no correlation between the presence of an anti-idiotype immune response and clinical benefit has been demonstrated in a controlled clinical trial. The final immune response rate obtained when all patients treated in the Phase 3 clinical trial are tested may differ from the results observed in the 122 patients tested to date. In addition, our testing was not designed to examine whether anti-idiotype immune responses were restricted to the patient-specific portion of MyVax® personalized immunotherapy. Further, there is a significant difference in the number of patients evaluated in the Phase 2 clinical trial and the Phase 3 clinical trial to date. Therefore, undue reliance should not be placed on this information.

     This report contains “forward-looking” statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause Genitope Corporation’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, risks related to the progress, timing and results of the company’s clinical trials, including the fact that neither the DSMB determination nor the immune response testing is indicative of any results of the ongoing Phase 3 clinical trial and that failure can occur at any stage of testing, and other risks detailed in Genitope Corporation’s filings with the Securities and Exchange Commission, including the prospectus filed pursuant to Rule 424(b)(3) on January 4, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. All forward-looking statements are qualified in their entirety by this cautionary statement, and Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Genitope Corporation
Dated: March 1, 2005	By:	/s/ John Vuko
John Vuko
Chief Financial Officer